Investor Contact:	Media Contact:
Jason Fredette Sharon Merrill Associates, Inc. 617/542-5300 jfredette@investorrelations.com	Tucker Walsh ATG, Inc. 617/386-1159 twalsh@atg.com

ATG APPOINTS NEW CHIEF FINANCIAL OFFICER

Julie M.B. Bradley Joins ATG from Akamai Technologies, Inc.

CAMBRIDGE, Mass., July 11, 2005 – ATG (Art Technology Group, Inc., NASDAQ: ARTG), the software provider behind the most consistent and relevant marketing, commerce, and customer service experiences, today announced that the company has named Julie M.B. Bradley, CPA, as its new chief financial officer. Bradley joins ATG from Akamai Technologies, Inc. (NASDAQ: AKAM), where she served as vice president of finance. Bradley succeeds Ed Terino, who announced in March his intention to leave ATG at the end of June to pursue a position with broader responsibilities.

“We are delighted to welcome Julie to the ATG team,” stated ATG President and Chief Executive Officer Bob Burke. “She brings a wealth of high-tech experience, Wall Street relationships and a track record of effectively managing a public company finance organization. We believe Julie’s expertise will be instrumental in helping us achieve our goal of establishing ATG as the leader in marketing, commerce and customer service software.”

Bradley joined Akamai Technologies, a service provider for accelerating content and business processes online, in 2000. At Akamai, she was responsible for directing a wide variety of financial activities, including its successful Sarbanes-Oxley compliance efforts, balance sheet restructuring and its achievement of profitability. Prior to Akamai, Bradley spent over seven years at Deloitte & Touche LLP, most recently serving as a manager specializing in multi-national corporate taxation. Bradley, a certified public accountant, earned a BA in Economics from Wheaton College.

About ATG

ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software that the world’s largest and most prestigious companies use to create a relevant and consistent customer experience, across the Web, e-mail, call center, and mobile channels; and throughout the marketing, commerce, and service lifecycle. With ATG, world-class enterprises create and manage highly targeted online commerce and marketing campaigns, as well as loyalty-driving and cost effective knowledge management, customer service, and support initiatives. ATG’s solutions power brands including A&E Networks, Airbus, American Airlines, American Eagle Outfitters, AT&T Wireless, Best Buy, Boeing, France Telecom, Friends Provident, General Electric, Hewlett-Packard, HSBC, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, SBC, T-Mobile, Target, US Army, US Federal

Aviation Administration, Warner Music, Wells Fargo, and Yahoo! The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

© 2005 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.